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                             FUNDS DISTRIBUTOR, INC.




                                                                   March 1, 1996



Foreign Fund, Inc.
   c/o PFPC, Inc.
      400 Bellevue Parkway
         Wilmington, Delaware 19809

Ladies and Gentlemen:

          In order to provide Foreign Fund, Inc. (the "Fund") with initial capital (the "Initial Interest"), we hereby purchase from the Fund, the number of shares of Common Stock, par value $.001 per share, of each Index Series of the Fund as shown on Exhibit A attached hereto.

          We represent and warrant to the Fund that the shares of each Index series are being acquired for investment and not with a view to distribution thereof, and that we have no present intention to redeem or dispose of any of the shares.

          The amount paid by the Fund on any decrease or withdrawal by us of any portion of such Initial Interest will be reduced by a portion of any unamortized organization expenses, determined by the portion of the amount of such Initial Interest withdrawn to the aggregate Initial Interest of all holders of similar Initial Interests then outstanding after taking into account any prior withdrawals of any such Initial Interest.

                              Very truly yours,

                              Funds Distributor, Inc.



                              By:
                                  --------------------------
                                  Name:
                                  Title:

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                                                                       EXHIBIT A



                           2/29/96         Number of          Total Seed
    Index Series       Net Asset Value      Shares              Amount
    ------------       ---------------     ---------          ----------

Australia                 10.15               30                304.50

Austria                   11.15               30                334.50

Belgium                   15.15               30                454.50

Canada                    10.09               30                302.70

France                    12.82            1,000             12,820.00

Germany                   13.62            1,000             13,620.00

Hong Kong                 13.41            1,000             13,410.00

Italy                     14.20               30                426.00

Japan                     14.92            1,000             14,920.00

Malaysia                  13.34               30                400.20

Mexico (Free)              9.55               30                286.50

Netherlands               15.95            1,000             15,950.00

Singapore (Free)          12.85               30                385.50

Spain                     14.31               30                429.30

Sweden                    14.29               30                428.70

Switzerland               13.19            1,000             13,190.00

United Kingdom            12.44            1,000             12,440.00

           Totals                          7,300            100,102.40